Exhibit 21

SUBSIDIARIES OF HAMILTON BEACH BRANDS HOLDING COMPANY

The following is a list of active subsidiaries as of the date of the filing with the Securities and Exchange Commission of the Annual Report on Form 10‑K to which this is an Exhibit. Except as noted, all of these subsidiaries are wholly-owned, directly or indirectly.

Name	Incorporation
Altoona Services, Inc.	Pennsylvania
Grupo HB/PS S.A. de C.V.	Mexico (99.98%)
Hamilton Beach Brands Canada, Inc.	Canada
Hamilton Beach Brands Do Brasil Comercializacao de Produtos Electricos Ltda	Brazil (99.9%)
Hamilton Beach Brands, (HK) Limited	Hong Kong (PRC)
Hamilton Beach Brands, Inc.	Delaware
Hamilton Beach Electrical Appliances (Shenzhen) Co. Ltd.	China
Hamilton Beach, Inc.	Delaware
Weston Brands, LLC	Ohio